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                                                                    Exhibit 21.1
                                                                    ------------
                             List of Subsidiaries
                            (as of April 25, 2000)


Autodata Solutions Group Ltd., a Delaware corporation

Autodata Solutions, Inc., a Delaware corporation (a subsidiary of Autodata Solutions Group Ltd.)

Autodata, Inc., a Delaware corporation

Autodata Solutions Company, a Nova Scotia unlimited liability company (a subsidiary of Autodata, Inc.)

CD1 Financial.com, LLC, a Delaware limited liability company